EXHIBIT 10.16

BioLargo, Inc.

2024 Engagement Extension Agreement

This Engagement Extension Agreement dated August 13, 2024 (the “Extension”) references the Engagement Agreement and Scope Letter dated February 1, 2008 (“2008 Agreement”) by and between CFO 911 (Charles K. Dargan II) (the “Advisor)” and BioLargo, Inc. (the “Company”), and written extensions to the Agreement (the “Prior Extensions”), pursuant to which Charles K. Dargan II has been serving as the Company’s Chief Financial Officer. The parties desire to extend the terms of the prior agreements for a period of one year, pursuant to the terms of this Extension. The 2008 Agreement, the Prior Extensions and this Extension are collectively referred to herein as the “Agreement”.

Except as expressly amended or modified herein, all terms and conditions set forth in the 2008 Agreement and Prior Extensions are incorporated herein by this reference and continue to be in full force and effect. The parties acknowledge and confirm that Mr. Dargan has been serving as the Company’s Chief Financial Officer since February 1, 2008, and that he continues to do so through today’s date. The prior extension expired on January 31, 2024. The Advisor and the Company hereby agree to extend the Term of the engagement as set forth in the 2008 Agreement for one year, to expire January 31, 2025 (the “Extended Term”), and to automatically renew each year upon the same terms herein, unless either party gives notice of non-renewal. Notwithstanding the foregoing, either party may terminate this Agreement upon 30 days’ written notice. At the end of the Extended Term, unless this Agreement has been terminated, Advisor shall continue to serve as the Company’s Chief Financial Officer until one of the parties gives notice to terminate the relationship.

As compensation for his services during the Extended Term (or any renewal term after the date hereof), the Company shall issue to Charles K. Dargan II an option (the “Option”) to purchase three hundred thousand (300,000) shares of the Company’s common stock. The Option shall vest in equal monthly installments over the period of the Extended Term, so long as this Agreement is in full force and effect. The Option shall be exercisable at the closing price of the Company’s common stock as of the date hereof (the “Grant Date”), and shall expire ten years from the grant date. The Option shall be issued pursuant to the Company’s 2024 Equity Incentive Plan. For any renewal term, the Grant Date shall be on February 1st, and the Option exercise price shall be the closing price of the Company’s common stock on the business day prior to the Grant Date.

AGREED TO AND ACCEPTED

CFO 911                                                      BioLargo, Inc.

/s/Charles K Dargan II                                    /s/Dennis P Calvert

By:                                                               By:

Name: Charles K. Dargan II                              Name: Dennis P. Calvert

Title: Chief Executive Officer                           Title: President/CEO

Date signed: August 13, 2024                            Date signed: August 13, 2024